KENNETH JEROME & CO., INC.
147 Columbia Turnpike
Florham Park, New Jersey 07932



SELECTED DEALERS AGREEMENT
Gentlemen:
Kenneth Jerome & Co., Inc. (the "Representative" or the "Underwriter") , as representative for the underwriters ("Underwriters"), proposes to offer on a firm commitment basis, 1,000,000 Units (the "Units" or "Securities") of PPA Technologies, Inc., a New Jersey corporation, (the "Company"). Such offer will be made pursuant to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters. The Units to be offered for sale are more particularly described in the enclosed preliminary Prospectus ("Prospectus"). We invite your participation, as a Selected Dealer, on the terms and conditions stated herein.

1.	Offering Price.  The Units are to be reoffered to
the public at a price of not less than $6.00 per Unit and shall not be directly or indirectly offered or sold to the public by Selected Dealers at any lower price during the period this Agreement is in effect.
The Company proposes to issue and sell a 1,000,000
Units.

2.	Selected Dealers.  Members of the National
Association of Securities Dealers, Inc. (the "NASD") who shall agree to reoffer Units hereunder
(hereinafter referred to as "Selected Dealers" or "Participating Dealers") will be allowed a selling concession of ten percent (10%) payable as hereinafter provided. No concession shall be earned or paid unless a Closing shall take place prior to the "Termination
Date" as defined in the Registration Statement filed with the United States Securities and Exchange
Commission. You agree that in reoffering said securities, if your offer is accepted after the Effective Date, you will make a bona fide public distribution of same. You will advise us upon request of the Securities purchased by you remaining unsold and we shall the right to repurchase such Securities upon demand at the public offering price without payment of any concession with respect to any Securities so repurchased.

3.	Subscriptions.  The Underwriter reserves the
right
to reject all offers to purchase, in whole or part, to make allotments and to close the subscription books at any time without notice. The Units allotted to you will be confirmed, subject to the terms and conditions of this Agreement. Payments for Units purchased by you are to be made by check or money order only and shall be made payable to the Representative as Agent or Trustee for the Issuer. In respect of all Units purchased by you pursuant hereto, you will promptly transmit (i.e., by no later than noon of the next business day following receipt by you) to Herzog Heine
Geduld, Inc. (the "Clearing Broker"), having its principal office at 525 Washington Boulevard, Jersey
City, New Jersey 0731, your certified check or cashier's check for payment for the full amount of the Public offering Price for the number of Units purchased, without deduction for any commission or concession, in compliance with the Securities Exchange
Act of 1934, as amended (the "1934 Act"). Your transmittal letter to the Escrow Agent accompanying checks or money orders shall include a written account of sale, which shall include each Purchaser's name and address, the number of Units Purchased, the amount paid therefor, Social Security number, taxpayer identification number, and whether the consideration received was in the form of a check or money order.
You shall concurrently send a copy of said transmittal letter to us.

NO COMMISSIONS SHALL BE PAYABLE, AND ALL SUBSCRIPTIONS
ARE SUBJECT TO REJECTION BY THE UNDERWRITER, UNLESS
AND UNTIL THE SELECTED DEALER HAS COMPLIED WITH THE
ABOVE UNDERLINED PROVISIONS.

Each sale shall be contingent upon the sale of 1,000,000 Units being sold on or before the Termination Date, and upon the acceptance of such sale by the undersigned. In the event any order submitted to you is not accepted, the Representative will return all funds paid by the purchasers. Payment of the selling concessions in respect of each such sale will be made to the Selected Dealer, by the Underwriter when and only in the event that 1,000,000 Units are sold by the Termination Date and the proceeds released by the Representative. The offering is made subject to the issuance and delivery of the Units and the acceptance hereof by the Underwriter, to the approval of legal matters by counsel, and to the terms and conditions herein set forth.

If an offer to purchase is rejected or if a payment is received which proves insufficient or worthless, any compensation paid to the Selected Dealer shall be returned either by the Selected Dealer's remittances in cash or by a charge against the account of the Selected Dealer, as the Underwriter may elect.

4.	Offering to Public.  Neither you nor any other
person is, or has been, authorized to give any information or to make any representations in connection with the sale of the Units other than as contained in the Prospectus. The Selected Dealer will not reoffer the Units pursuant to this Agreement unless the Prospectus is furnished to the purchaser at least 48 hours prior to the mailing of the confirmation of sale, or is sent to the person under such circumstances that it would be received by him 48 hours prior to his receipt of a confirmation of the sale. The Dealer understands that during the 90 day period after the first date upon which the Units of the Company are bona fide offered to the public, all Dealers effecting transactions in the Units shall be required to deliver the Company's current Prospectus to any purchasers thereof prior to or concurrent with the receipt of the confirmation of sale. Additional copies of the then current Prospectus will be supplied by the Underwriter in reasonable quantities upon request. No Selected Dealer is authorized to act as agent for the undersigned in any respect.

5.	Compliance with Securities Laws.  Upon becoming a
Selected Dealer, and in purchasing and reoffering the Units, you agree to comply with all applicable requirements of the Securities Act of 1933, as amended
(the 111933 Act") , the 1934 Act, any applicable state securities or "Blue Sky" laws, and the Rules of Fair
Practice of the NASD, including, but not limited to,
Article III, Section I thereof, and the
interpretations of said section promulgated by the Board of Governors of such Association, including an Interpretation with respect to free-riding and withholding dated November 1, 1970, and as thereafter amended, and including information concerning the Board of Governor's Interpretation thereof dated March
2, 1979, to NASD members. You also agree to comply with Sections 8, 24, 25 and 36 of Article III of the
Rules of Fair Practice of the NASD. upon application, you will be informed as to the states in which we have been advised by counsel to the Company or counsel to the Underwriter that the Units have been qualified for sale under the respective securities or Blue Sky Laws of such states, but we assume no obligation or responsibility as to the right of any Selected Dealer to sell the Units in any state or as to any sale therein.

By acceptance of this Agreement, you represent that you are a member in good standing of the NASD.

By acceptance of this Agreement, each Selected Dealer has assumed full responsibility for thorough and prior training of its representatives concerning the selling methods to be used in connection with the offer and sale of the Units, giving special emphasis to the NASD's principles of full and fair disclosure to prospective investors, suitability standards and the prohibitions against "Free-Riding and Withholding." .

Each Selected Dealer agrees to indemnify and hold harmless the Underwriter, the Company and the other
Selected Dealers against and from any liability, loss, damage, or expense arising out of any failure by the Selected Dealer to comply with the 1933 Act, the 1934
Act, applicable securities laws of any state, the rules and regulations of the Securities and Exchange
Commission and the Rules of Fair Practice of the NASD, due to any act of omission by the Selected Dealer.

By submitting an offer to purchase you confirm that you may, in accordance with Rule 15c3-1 adopted under the 1934 Act, agree to purchase the number of Units you may become obligated to purchase under the provisions of this Agreement.

6.	Prospectus and Offering.  We have been advised by
the Company that the offering under the Registration
Statement on Agreement, each Selected Dealer
acknowledges receipt of a copy of Form SB-2 (File No.
)with respect to the subject Units commenced on
___________________, 1996 .   By signing this
Agreement each Selected Dealer acknowledges receipt of a copy of the Prospectus included in said Registration
Statement. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request.

You will not, until advised by us in writing or by wire that the entire offering has been distributed and closed, bid for or purchase securities in the open market or otherwise make a market in the Securities or otherwise attempt to induce others to purchase the Securities in the open market. Nothing contained in this paragraph shall however preclude you from acting as agent in the execution of unsolicited orders of customers effectuated for them through a market maker.

7.	Liability, Nothing herein will constitute the
Underwriter or the Selected Dealers as an association, partnership or joint venture with each other, or as an unincorporated business or other separate entity, but you will be responsible for your share of any liability or expense based ode any claim to the contrary. As the Underwriter, we shall have full authority to take such action as we may deem advisable in all matters pertaining to the offering. The
Underwriter shall not be under any liability (except for its own want of good faith) for or in respect of:
the validity or value of, or title to any of the Units or securities underlying the Units; the form of, or the statements contained in, or the validity of the prospectuses or any amendment or supplement thereto;
any document incorporated by reference therein or any other instruments executed by or on behalf of the Company or others; the form or validity of the Underwriting Agreement or this Agreement; the delivery of the Units or the securities underlying the Units;
the performance by the Company of the Units or the securities underlying the Units or others of any agreement on its or their part; the qualifications of the Units or the securities underlying the Units for sale or the legality of the Units and such securities for investment under the laws of any jurisdiction; or any matter in connection with any of the foregoing;
provided, however that nothing in this paragraph shall be deemed to relieve the Underwriter from any liability imposed by federal securities laws.


8.	Communications.  All communications from Selected
Dealers should be addressed to Kenneth Jerome & Co.,
Inc., P.. Box 38, 147 Columbia Turnpike, Florham Park,
New Jersey 07932, Attention: Robert Kaplon, President.
Any notice from the Underwriter to a Selected Dealer shall be deemed to have been duly given if mailed, telecopied, or telegraphed to such Selected Dealer at the address first appearing in this Agreement.

9.	Amendment.  This Agreement may be supplemented or
amended by the Underwriter by written notice thereof to you, and any such supplement or amendment to this Agreement shall be effective after the date of such supplement or amendment.

10.	Governing Law.  This Agreement shall be governed
by the laws of the State of New Jersey.

This Agreement supersedes any prior understanding you have with the Underwriter with respect to the subject matter hereof. If the foregoing is acceptable to you, please sign and return the enclosed copy of this Agreement.

Very truly yours,

KENNETH JEROME & CO., INC.


By:__________________________
Robert Kaplon, President



OFFER TO PURCHASE

The undersigned does hereby offer to purchase (subject to the right to revoke as set forth in the Agreement)
_______________* Units in accordance with the terms and conditions set forth above. We hereby acknowledge receipt of the Prospectus referred to herein above relating to such Units. We further state that in purchasing such Units we have relied upon such Prospectus and upon no other statement whatsoever, written or oral.



_______________________________
(Name of Dealer)

By:_____________________________
Name:
Title:
Address:



Telephone:
Telecopy:

* If a number appears here which does not correspond with what you wish to purchase, you may change the number by crossing of the number, and inserting a different number and initializing the change.

Bob,

With respect to the DTC issue, I suggest the following. Accompany each of the above Selected
Dealer Agreements sent out with a cover letter. In that cover you may state that " as a means to effect the payment for the securities set forth in the enclosed agreement we would appreciate effecting that payment through DTC ("Depository Trust Company"). To effect this transfer of funds please us with your DTC/Clearing Number: __________________ as soon as possible.

This will avoid the issue of a new amendment for an amended exhibit and it is still consistent with the agreement since good funds are still required. Only the manner of transferring those funds has changed.


Roger